Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Kellogg Company’s Annual Report on Form 10-K for the year ended December 29, 2012.

PricewaterhouseCoopers LLP

Detroit, Michigan

April 29, 2013